UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 3, 2019

SVMK Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38664	80-0765058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Curiosity Way San Mateo, California 94403
(Address of principal executive offices) (Zip Code)

(650) 543-8400

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	SVMK	The Nasdaq Stock Market LLC (The Nasdaq Global Select Market)

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 3, 2019, SVMK Inc. (“SurveyMonkey” or the “Company”) announced that Deborah Clifford will join the Company as its Chief Financial Officer, effective as of July 8, 2019. Ms. Clifford will serve as principal financial officer replacing Zander Lurie who had been serving as the Company’s interim Chief Financial Officer since the retirement of the Company’s prior Chief Financial Officer, Tim Maly in March 2019.

Ms. Clifford, age 45, has served as Vice President of Financial Planning and Analysis at Autodesk, Inc., a design software and services company, since January 2018 and prior to that, served in various finance positions at Autodesk since September 2005. Ms. Clifford serves as a director and member of the audit committee of Harmonic Inc., a company which designs, manufactures and sells video infrastructure products, and system solutions.  She holds an M.B.A. from Stanford Graduate School of Business and a B.A. from the University of California, Los Angeles.

In connection with Ms. Clifford’s appointment, the Company and Ms. Clifford entered into an offer letter agreement (the “Offer Letter”) which provides that as chief financial officer, she will receive an annual base salary of $375,000 and an annual target incentive bonus under the Company’s Executive Bonus Compensation Plan of 75% of her base salary, pro-rated for the current fiscal year. The Offer Letter also provides for a grant of 191,083 restricted stock units (“RSUs”) which will vest over a four-year period, with one quarter of the RSUs vesting on the first anniversary of the vesting commencement date (anticipated to be August 15, 2020) and the remaining shares vesting ratably over the following three years on successive quarterly vesting dates, and a grant of 382,166 non-qualified stock options (“NSOs”) which will vest over a four-year period, with one quarter of the NSOs vesting on the first anniversary of the vesting commencement date (anticipated to be August 15, 2020) and the remaining shares vesting ratably over the following three years on successive quarterly vesting dates. Vesting of the RSUs and NSOs are subject to Ms. Clifford’s continued service with the Company through each applicable vesting date, and are subject to the terms and conditions of the Company’s 2018 Equity Incentive Plan, as amended, and the related form of equity agreement.

Additionally, Ms. Clifford has entered into the Company’s standard from Change of Control and Severance Agreement (“Severance Agreement”), which provides that upon a termination of her employment without cause or resignation for good reason (as defined in the Severance Agreement) but not between three months prior to, or twelve months following, a change in control, then Ms. Clifford would receive a cash severance payment equal to six months of her base salary plus reimbursement for COBRA premiums up to six months. Additionally, if Ms. Clifford is terminated between the date that this three months prior to, or twelve months following, a change in control, then Ms. Clifford would receive a cash severance payment equal to twelve months of her base salary plus reimbursement for COBRA premiums for up to six months, and will be entitled to full acceleration of vesting of all equity awards.

In connection with her appointment, Ms. Clifford will also enter into the Company’s standard form of indemnification agreement, a copy of which has previously been filed with the Securities and Exchange Commission on February 26, 2019 as Exhibit 10.1 to the Company’s Annual Report on Form 10-K.

There are no family relationships between Ms. Clifford and any of the Company’s directors or executive officers and there are no arrangements or understandings between Ms. Clifford and any other persons pursuant to which she was selected as an officer. There are no related party transactions between Ms. Clifford and the Company.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release dated June 3, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SVMK Inc.

Dated: June 7, 2019	By:	/S/ Lora D. Blum
Lora D. Blum Senior Vice President, General Counsel and Secretary